UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2011
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments of Articles of Incorporation or Bylaws; Change in Fiscal Year
SIGNATURES
EX-3.1

Item 5.03. Amendments of Articles of Incorporation or Bylaws; Change in Fiscal Year.
           On July 14, 2011, the board of directors of CVR Energy, Inc. (the “Company”) adopted amendments to Section 10 of the Company’s Amended and Restated By-Laws (the “By-Laws”). The materials changes reflected in this amendment are as follows:
•	The amended By-Laws provide that a stockholder wishing to nominate a director candidate or submit a proposal at an annual meeting must submit advance notice to the Company between 90 and 120 days prior to the anniversary of the prior year’s annual meeting (and adjournments and postponements of an annual meeting do not give rise to a new time period for notice); prior to this amendment, the By-Laws required that advance notice of nominations or proposals be submitted 120 calendar days before the date that the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting. As a result of this change, a stockholder wishing to nominate a director candidate or submit a proposal for consideration at the 2012 annual meeting must submit advance notice to the Company between January 19, 2012 and February 18, 2012.

•	The amended By-Laws require that a stockholder’s advance notice include disclosure of the holdings of such stockholder of securities and indebtedness of the Company and its subsidiaries as well as the holdings of such stockholder of any derivatives and short interests in such securities and indebtedness, all compensation and other material monetary arrangements between the stockholder proposing a director nominee and the nominee over the prior three years and all information regarding the stockholder delivering the notice and any proposed director nominee as would be required to be included under the SEC’s rules in a proxy statement filed with the SEC in connection with a contested solicitation. The amended By-Laws require that information be included in the advance notice regarding the stockholder submitting the notice as well as persons acting in concert with the stockholder and their respective affiliates.
A copy of the Amended and Restated By-Laws are attached to this Form 8-K as Exhibit 3.1. The foregoing summary is qualified in its entirety by reference to Exhibit 3.1, which is incorporated herein by reference.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 20, 2011

CVR Energy, Inc.
By:	/s/ Edward Morgan
Edward Morgan
Chief Financial Officer and Treasurer

Exhibit 3.1 Amended and Restated By-Laws of CVR Energy, Inc.